CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated September 29, 2009, relating to the consolidated financial statement of American Scientific Resources, Inc. and subsidiaries, and to the reference to our Firm under the caption “Experts” in the Prospectus.

Rosenberg Rich Baker Berman & Company

Somerset, New Jersey
January 26, 2010